Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-231648 on Form N-14 of BlackRock Capital Appreciation Fund, Inc. (the “Filing”) of our reports dated July 23, 2018, relating to the financial statements and financial highlights of FDP BlackRock Capital Appreciation Fund, FDP BlackRock Equity Dividend Fund and FDP BlackRock International Fund of FDP Series, Inc. (the “Target Funds”) appearing in the Annual Report on Form N-CSR of the Target Funds for the year ended May 31, 2018. We also consent to the incorporation by reference in this Filing of our report dated November 20, 2018, relating to the financial statements and financial highlights of BlackRock Capital Appreciation Fund, Inc., appearing in the Annual Report on Form N-CSR of BlackRock Capital Appreciation Fund, Inc. for the year ended September 30, 2018. We also consent to the incorporation by reference in this Filing of our report dated September 20, 2018, relating to the financial statements and financial highlights of BlackRock Equity Dividend Fund, appearing in the Annual Report on Form N-CSR of BlackRock Equity Dividend Fund for the year ended July 31, 2018. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 17, 2019